Exhibit 10.1

Execution version

ASSET PURCHASE AGREEMENT

among:

INOTIV – BOULDER HTL, LLC, as Purchaser,

HISTOTOX LABS, INC, as Seller,

JON BISHOP, as the sole stockholder of Seller

And

INOTIV, INC., as Parent

Dated April 13, 2021

TABLE OF CONTENTS

i

ii

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is being entered into effective as of April 13, 2021 (the "Effective Date"), by and among HistoTox Labs, Inc., a Colorado corporation ("Seller"), Jon Bishop, an individual residing in Boulder, Colorado (the "Stockholder"; and collectively with Seller, the "Selling Parties" and each individually a "Selling Party"), Inotiv – Boulder HTL, LLC, an Indiana limited liability company ("Purchaser"), and Inotiv, Inc., an Indiana corporation ("Parent").

RECITAL:

The parties hereto desire to provide for the purchase by Purchaser of substantially all of the assets used or useful by Seller in connection with Seller's business of non-clinical consulting, laboratory and strategic support services and products related to routine and specialized histology, immunohistology, histopathology and image analysis/digital pathology (collectively, the "Business"), and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above Recital and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement:

"ACA" has the meaning set forth in Section 3.9(k).

"Acquisition Proposal" means any proposal or offer (whether or not in writing) made by any Person or Persons other than Purchaser or Parent, with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving Seller or the Business, (B) acquisition by such Person or Persons (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Seller, reinsurance or otherwise) of any business, net income or assets of Seller or the Business, (C) acquisition, directly or indirectly, by such Person or Persons (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) or (D) any combination of the foregoing (in each case, other than the transaction contemplated by this Agreement).

"Annual Statements" has the meaning set forth in Section 3.14(a).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Allocation" has the meaning set forth in Section 2.6(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 2.7(b).

"Assumed Contracts" has the meaning set forth in Section 2.1(e).

"Assumed Liabilities" has the meaning set forth in Section 2.4(a).

"Base Purchase Price" has the meaning set forth in Section 2.3(a).

"Bill of Sale" has the meaning set forth in Section 2.7.

"Business" has the meaning set forth in the Recital.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Indiana or Colorado are authorized or required to be closed.

"Business Employee" means any employee of Seller.

"Cap" has the meaning set forth in Section 6.4(b).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim Notice" has the meaning set forth in Section 6.5.

"Closing" has the meaning set forth in Section 2.7(a).

"Closing Date" has the meaning set forth in Section 2.7(a).

"Closing Payment Amount" has the meaning set forth in Section 2.3(b)(i).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

"COBRA Beneficiaries" has the meaning set forth in Section 5.6(f).

"COBRA Coverage" has the meaning set forth in Section 5.6(f).

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

"Competitive Enterprise" has the meaning set forth in Section 5.8(a).

"Compliant" means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding Seller, the Purchased Assets or the Business or omit to state any material fact regarding Seller, the Purchased Assets or the Business required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under a registered public offering of securities on Form S-1 and are, and remain throughout the Marketing Period, sufficient to permit Seller's independent accountants to issue comfort letters, including as to customary negative assurances, in order to consummate any offering of debt or equity securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

"Confidential Information" means any information of Seller related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Seller's Personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confirmation Certificate" has the meaning set forth in Section 2.8(c).

"Consent" means any consent, approval or waiver.

"Consulting Agreement" means that certain consulting agreement by and between Purchaser and the Stockholder in the form attached hereto as Exhibit F.

"Continuing Unresolved Amount" means the amount of any indemnity claims asserted by the Purchaser Indemnified Parties in good faith pursuant to Section 6.1 prior to a Release Date and which remain unpaid to Purchaser or in dispute as of such Release Date.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"COVID-19" means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Law" shall mean the CARES Act, the Families Coronavirus Response Act of 2020, any U.S. presidential memorandum or executive order, or any other Legal Requirement intended to address the consequences of COVID-19.

"COVID-19 Assistance" has the meaning set forth in Section 3.24(d).

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester, safety or similar law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any COVID-19 Law.

"Current Purchased Receivables" means Purchased Receivables that, as of the close of business on the last Business Day prior to the Closing Date, have been outstanding for fewer than one hundred and twenty days (120) days.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid or incurred in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any consequential, punitive or special damages, lost profits, lost revenues, decline or diminution in value or similar damages.

"Delinquent Receivables" means all accounts receivable of Seller that, as of the close of business on the last Business Day prior to the Closing Date, have been outstanding for one hundred and twenty (120) days or longer.

"Direct Claim" has the meaning set forth in Section 6.5(c).

"Disclosure Schedules" means the disclosure schedules delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement. References to Schedules in Article III of this Agreement refer to the corresponding section of the Disclosure Schedules and are qualified by the cover page to the Disclosure Schedules.

"Dispute Notice" has the meaning set forth in Section 2.8(c).

"Effective Date" has the meaning set forth in the Preamble.

"Employee Plans" means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change in control, retention, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock or unit option or other stock or membership unit related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which Seller (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller (or an ERISA Affiliate) otherwise maintains or to which Seller (or an ERISA Affiliate) otherwise contributes or has contributed, or in which Seller (or an ERISA Affiliate) participates or has participated or under which Seller (through an ERISA Affiliate or otherwise) has or may have any Liabilities.

"Environmental Claim" means any written notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by Seller or (b) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 3.19(h).

"Environmental, Health and Safety Requirements" means all Legal Requirements and other provisions having the force or effect of Legal Requirements and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern), each as amended and as now in effect.

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"Equity Interests" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including partnership or limited liability company interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt instruments).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Account" has the meaning set forth in Section 2.10(a).

"Escrow Agent" has the meaning set forth in Section 2.10(a).

"Escrow Agreement" has the meaning set forth in Section 2.10(a).

"Escrow Amount" has the meaning set forth in Section 2.10(a).

"Estimated Net Working Capital" means the Net Working Capital as shown on the Net Working Capital Certificate.

"Estimated Deficit Net Working Capital Payment" means the amount, if any, by which the Minimum Net Working Capital exceeds the Estimated Net Working Capital.

"Estimated Excess Net Working Capital Payment" means the amount, if any, by which the Estimated Net Working Capital exceeds the Minimum Net Working Capital.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Contracts" has the meaning set forth in Section 2.2.

"Excluded Liabilities" has the meaning set forth in Section 2.4(b).

"Expense Reimbursement Threshold" has the meaning set forth in Section 8.3(a).

"Extension Fee" has the meaning set forth in Section 8.1(d)(i).

"Final Release Date" has the meaning set forth in Section 2.10(b).

"Financial Statements" has the meaning set forth in Section 3.14(a).

"Financing" means any debt, equity or other financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities, borrowing of loans, establishment of any credit facilities, capital markets debt financing, or equity or equity-related offerings in any case resulting in an amount of net proceeds to Parent sufficient, after payment of all fees, expenses, commission and discounts, to pay the Purchase Price.

"Financing Sources" means the agents, arrangers, underwriters, purchasers, lenders and other entities that commit or have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

"First Release Date" has the meaning set forth in Section 2.10(b).

"Fixed Assets" has the meaning set forth in Section 2.1(a).

"Fundamental Representations" has the meaning set forth in Section 6.1(b).

"GAAP" means United States generally accepted accounting principles consistently applied by Seller.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Laws now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Hired Employee" has the meaning set forth in Section 5.6(a).

"HTL" means HTL Clinical LLC, a Colorado limited liability company.

"Improvements" has the meaning set forth in Section 3.18(c).

"Indebtedness" means the unpaid principal amount of, accrued interest on, and prepayment penalties with respect to, all indebtedness for borrowed money of Seller required to be set forth on a balance sheet under GAAP, all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of Seller as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of Seller.

"Indemnified Party" has the meaning set forth in Section 6.5.

"Indemnifying Party" has the meaning set forth in Section 6.5.

"Independent Accounting Firm" means a mutually-agreeable regionally recognized firm of independent auditors that has not performed or been promised or solicited to perform work for, and is otherwise independent of, Purchaser and any Selling Party.

"Information Systems" means the internal information and reporting systems of Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Intellectual Property" has the meaning set forth in Section 3.4(a).

"Intellectual Property Assignment" has the meaning set forth in Section 2.7(b).

"Interim Statement" has the meaning set forth in Section 3.14(a).

"Leased Real Property" has the meaning set forth in Section 2.1(g).

"Legal Requirement" means any applicable law, rule, decree, statute, order, regulation, ordinance, directive, code, order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority, including any COVID-19 Law or similar law affecting the use or occupancy of Seller’s premises due to disease or infection.

"Liabilities" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

"Liens" has the meaning set forth in Section 3.2(a).

"Listed Intellectual Property" has the meaning set forth in Section 3.4(a).

"Marketing Period" means the first period of one hundred fifty (150) consecutive days commencing on the date on which the Required Information is delivered to Parent throughout and at the end of which Purchaser shall have the Required Information and the Required Information is Compliant. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such one hundred fifty (150) day period: (i)  Seller has announced to Purchaser, Seller's independent auditor or any other third party (A) its intention to restate in any material respect any of Seller's financial statements contained in the Required Information, or (B) that any such restatement is under active consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an "unqualified" audit opinion is issued with respect to such restated financial statements, or Seller has announced to Purchaser and Seller's independent auditor that no restatement is required; or (ii) Seller's independent auditor shall have withdrawn any audit opinion with respect to any of Seller's financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new "unqualified" audit opinion is issued with respect to such financial statements or any restatement thereof. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have ended on the date the Financing has been consummated.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business taken as a whole, (b) the value of the Purchased Assets taken as a whole, (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, or (d) Purchaser's ability to operate the Business immediately after Closing in substantially the same manner operated by Seller prior to Closing, other than any event, occurrence, fact, condition or change resulting from, arising out of or relating to any of the following: (A) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of any transactions contemplated hereby, (B) the United States or global financial or securities markets or conditions, including, without limitation, changes in prevailing interest rates, currency exchange rates or price levels or trading volumes in the United States or foreign securities markets, (C) changes in global or national political conditions (including, without limitation, any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by or against, the United States or any other country in which Seller operates, (D) changes or proposed changes in Legal Requirements applicable to Seller or in the interpretation or enforcement thereof, (E) any strikes, lockouts, work stoppages or slowdowns, pickets, boycotts, unfair labor practice changes, labor disputes or grievances involving the employees in the industry in which Seller operates that are subject to a collective bargaining agreement or any employee of Seller, except, in the case of the foregoing clauses (B) through (E) (inclusive), to the extent such changes or developments referred to therein has had or would be reasonably likely to have a materially disproportionate impact on Seller, relative to other Persons operating in the industry sector or sectors in which Seller operates in the ordinary course of business.

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, in each case with respect to which Liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation or other similar matter.

"Minimum Net Working Capital" means Three Hundred Fifty Thousand Dollars ($350,000).

"Most Recent Annual Statement" has the meaning set forth in Section 5.2(b).

"Most Recent Balance Sheet" has the meaning set forth in Section 3.14(c).

"Net Working Capital" means the current assets included in the Purchased Assets, consisting of the Purchased Receivables (but excluding the Delinquent Receivables), unbilled revenue, inventory, deposits and the Purchased Prepaids, minus the current liabilities (including deferred revenue) included in the Assumed Liabilities, consisting of accounts payable and accrued but unpaid wages, accrued floating holidays, paid time off (PTO), sick leave, and vacation days for Hired Employees (excluding accrued income taxes and accrued interest) in each case, determined in accordance with GAAP, consistently applied, as of the Closing Date and in accordance with the illustrative calculation attached hereto as Exhibit E.

"Net Working Capital Certificate" has the meaning set forth in Section 2.7(c).

"Net Working Capital Statement" has the meaning set forth in Section 2.8(a).

"Non-Assignable Contract" has the meaning set forth in Section 5.7.

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

"Outside Financing Date" has the meaning set forth in Section 8.1(d).

"Parent" has the meaning set forth in the Preamble.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" has the meaning set forth in Section 3.2(a).

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Authority.

"Personal Property Leases" has the meaning set forth in Section 3.6(b).

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of Seller or of Purchaser, as applicable.

"PPP Loan" means that certain loan in the original principal amount of $357,500 made by FlatIrons Bank to Seller pursuant to the Paycheck Protection Program under the CARES Act, which was forgiven in full on February 23, 2021.

"Purchase Price" has the meaning set forth in Section 2.3(a).

"Purchased Assets" has the meaning set forth in Section 2.1.

"Purchased Fixed Assets" has the meaning set forth in Section 2.1(a).

"Purchased Intellectual Property" has the meaning set forth in Section 2.1(b).

"Purchased Prepaids" has the meaning set forth in Section 2.1(e).

"Purchased Receivables" has the meaning set forth in Section 2.1(d).

"Purchaser" has the meaning set forth in the Preamble.

"Purchaser Indemnified Parties" and "Purchaser Indemnified Party" have the meaning set forth in Section 6.2.

"Qualified Benefit Plan" has the meaning set forth in Section 3.9(b).

"Real Property" means the Leased Real Property and all the parcels of real property used in the Business of Seller, together with all improvements and fixtures thereon and all easements and appurtenances thereunto belonging.

"Real Property Leases" has the meaning set forth in Section 3.18(a).

"Receipts" has the meaning set forth in Section 5.5.

"Related Party" means (i) any Affiliate of any Selling Party (other than Seller), and (ii) any director or officer of Seller and any member of their immediately family or their respective Affiliates.

"Release Date" has the meaning set forth in Section 2.10(b).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors or other agents.

"Required Consent" has the meaning set forth in Section 5.7.

"Required Information" has the meaning set forth in Section 5.2(b)(iii).

"Restricted Party" means each Selling Party.

"Restricted Period" has the meaning set forth in Section 5.8(a).

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnified Parties" and "Seller Indemnified Party" have the meanings set forth in Section 6.3.

"Seller 401(k) Plan" has the meaning set forth in Section 5.6(d).

"Seller Plan" has the meaning set forth in Section 3.9(a).

"Seller's Knowledge" means the actual knowledge, after due inquiry, of the Stockholder.

"Selling Parties" and "Selling Party" have the meaning set forth in the Preamble.

"Stockholder" has the meaning set forth in the Preamble.

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

"Third Party" means any Person, other than Purchaser, Seller, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 6.5(a).

"Threshold Amount" has the meaning set forth in Section 6.4(a).

"Transaction Documents" means: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Bill of Sale; (d) the Intellectual Property Assignment; (e) the Escrow Agreement; (f) the Consulting Agreement; and (g) any such other assignments, bills of sale, agreements, documents and certificates as may be contemplated hereby.

"Transfer Taxes" has the meaning set forth in Section 2.5.

"Union" has the meaning set forth in Section 3.8(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder and similar Legal Requirements related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II.
SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS

Section 2.1.         Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase, or cause such of its Affiliates to purchase, all of the assets, properties and rights used or useful in the operation of or associated with the Business, including the following assets, but excluding the Excluded Assets (subject to Section 2.2, the "Purchased Assets"):

(a)            Fixed Assets. all equipment, vehicles, furniture, furnishings, fixtures, computer hardware and all items of tangible personal property (the "Fixed Assets") identified on Schedule 2.1(a) (the "Purchased Fixed Assets");

(b)           Intellectual Property. all Intellectual Property and all rights to licensed Intellectual Property (the "Purchased Intellectual Property");

(c)           Accounts Receivable. all accounts receivable arising out of the Business as of the Closing Date excluding Delinquent Receivables (the "Purchased Receivables");

(d)           Prepaids. the prepaid expenses, advance payments (if any), and prepaid items of Seller arising out of the Business as of the Closing Date as set forth on Schedule 2.1(d) (the "Purchased Prepaids") and for which a credit is provided as a current asset for purposes of determining Net Working Capital;

(e)           Contracts. subject to Section 2.9, all of Seller's rights as of the Closing Date under all of the Contracts and other instruments specifically identified on Schedule 2.1(e) and all open purchase orders as of the Closing Date (the "Assumed Contracts");

(f)            Software. all of the Intellectual Property rights embodied in the software and firmware (including all source code, object code, design documentation and procedures for product generation and testing of all software and firmware), including those set forth on Schedule 2.1(f), together with all related remedies or infringement and rights to protect interests therein;

(g)             Leased Real Property. all fee, leasehold and other title to or interest in all Leased Real Property as identified on Schedule 2.1(g);

(h)           Domain Names; Numbers; Website. all of the Internet domain names, Internet and Worldwide Web URLs or addresses or registrations or applications therefor, telephone numbers, facsimile numbers and website content, including those items identified on Schedule 2.1(h).

(i)             Trade Secrets. all the inventions, unfiled invention disclosures, improvements, know-how and proprietary processes and formulae, and any tangible embodiments of the foregoing, including those described on Schedule 2.1(i);

(j)             Permits. all of the Permits issued in connection with the Business and pending applications thereof but only to the extent assignable by law, including those set forth on Schedule 2.1(j);

(k)           Claims. all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights under or pursuant to any warranties, representations and guarantees made by vendors, contractors or other Persons in connection with any products or services provided to Seller in connection with the Business;

(l)            Other Assets. all other assets, tangible or intangible, rights, privileges or interests (other than the Excluded Assets) used or useful in the operation of or associated with the Business, including those set forth in Schedule 2.1(l);

(m)           Records. all books, records, manuals, files and other documentation, whether written, electronic or otherwise, used or held for use in the Business, including customer records, vendor lists, distributor lists, purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, and designs but to the extent such records are not transferable under applicable law, excluding personnel records for Business Employees; provided, however, that Purchaser shall be entitled to make copies of any excluded records as it reasonably believes pertain to the Purchased Assets; and

(n)              Goodwill. all goodwill of the Business or associated with the foregoing Purchased Assets.

Section 2.2.         Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller will not be required to sell or transfer to Purchaser, and the Purchased Assets will not be deemed to include: (a) cash and cash equivalents and investments in stocks, bonds and other securities; (b) any Fixed Assets that are not listed on Schedule 2.1(a); (c) those Contracts that are set forth on Schedule 2.2(c) (the "Excluded Contracts"); (d) Seller's corporate records and minute book; (e) all Financial Statements, tax returns, and other tax records and related information of Seller for periods ending on or prior to the Closing (provided Seller shall provide copies thereof to Purchaser); (f) all insurance policies owned or maintained by Seller and all rights thereunder related to the Excluded Assets or Excluded Liabilities; (g) all claims for refund of Taxes and other governmental charges of whatever nature for periods ending on or prior to the Closing; (h) all rights in connection with and assets of the Employee Plans; (i) the rights of Seller under this Agreement and any of the related agreements; (j) all insurance benefits, including rights and proceeds therefrom, arising from or related to the Purchased Assets or the Assumed Liabilities prior to the Closing Date; and (k) the assets specifically identified on Schedule 2.2(k) (collectively, the "Excluded Assets").

Section 2.3.     Purchase Price; Payment.

(a)            The consideration for the sale of the Purchased Assets to Purchaser will be (i) Twenty-Two Million Dollars ($22,000,000.00) (the "Base Purchase Price"); plus (ii) the Estimated Excess Net Working Capital Payment, if any; less (iii) the Estimated Deficit Net Working Capital Payment, if any; plus (iv) the amount of the Assumed Liabilities (the amount described in this clause (a), subject to adjustment as set forth in Section 2.8 below, the "Purchase Price").

(b)            At the Closing, Purchaser shall:

(i)           pay to Seller, by wire transfer of immediately available funds, an amount in cash equal to: (1) the Base Purchase Price; plus (2) the Estimated Excess Net Working Capital Payment, if any; less (3) the Escrow Amount deposited with the Escrow Agent; less (4) an amount equal to the Indebtedness of Seller outstanding as of the Closing which amount shall be paid to the Persons or bank accounts and in the amounts specified in the payoff letters delivered pursuant to Section 2.7(b); less (5) the Estimated Deficit Net Working Capital Payment, if any; and less (6) the amount of the Extension Fee, to the extent previously paid to Seller (the amount described in this clause (i), the "Closing Payment Amount"); and

(ii)           assume and agree to pay, perform and discharge on a timely basis the Assumed Liabilities.

Section 2.4.         Assumed Liabilities.

(a)            Assumed Liabilities. Purchaser shall assume and agree to pay, perform and discharge on a timely basis only the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

(i)            all of the Liabilities of Seller (excluding Liabilities for any breach or default that occurred prior to the Closing) related to future payment or performance under the Assumed Contracts;

(ii)           accrued but unpaid wages, including accrued floating holidays, paid time off (PTO), sick leave, and vacation days for Hired Employees as of the Closing Date; and

(iii)          the current Liabilities of Seller to the extent of the amount reflected in the calculation of the Net Working Capital.

(b)           Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any Liabilities of any Selling Party or any ERISA Affiliate or other Affiliate of any Selling Party (or any predecessor of Seller or any prior owner of all or part of its business or assets) that are not expressly included in the definition of Assumed Liabilities (all such Liabilities not being assumed by Purchaser being herein referred to as the "Excluded Liabilities"). For the avoidance of doubt, the Excluded Liabilities include all Liabilities of any Selling Party, any ERISA Affiliate and their respective Affiliates: (i) for Taxes, (ii) relating to a Contract of Seller that is not an Assumed Contract, (iii) arising under this Agreement, (iv) related to a period prior to the Closing in connection with the Business; (v) to the extent arising out of, relating to or otherwise in respect of any Employee Plan; (vi) to the extent arising out of, relating to or otherwise in respect of any Assumed Contract, which Liability arises after the Closing but relates to any breach or default that occurred prior to the Closing, (vii) with respect to any accrued bonuses as of the Closing Date of the Business Employees, (viii) arising out of, relating to or otherwise in respect of the termination of employment of any Business Employee(s) by Seller in connection with the transactions contemplated by this Agreement, including any severance payments or change of control payments, any obligations under applicable local, state, federal or foreign legal requirements (including the WARN Act and similar Legal Requirements and any applicable business transfer laws and similar Legal Requirements), (ix) with respect to floating holidays, paid time off (PTO), sick leave, or vacation of the Business Employees (except for the Hired Employees), (x) arising out of any Matters pending as of the Closing or that is commenced after the Closing to the extent arising from any occurrence or event happening prior to the Closing, (xi) arising under or in connection with the Excluded Assets, (xii) pursuant to Environmental Laws, including Liabilities arising from or related to (1) the condition or operation of any Leased Real Property prior to the Closing Date, (2) any other properties or facilities owned, operated, occupied and/or otherwise used by Seller or its Affiliates, or (3) the operation of the Business prior to the Closing Date, (xiii) related to any Excluded Contract, (xiv) arising from any Indebtedness of Seller, , and (xv) relating to any intercompany Liabilities or amounts due to Affiliates.

Section 2.5.         Transfer Taxes. The Parties shall equally bear and pay all sales taxes, use taxes, transfer taxes, documentary charges, value added taxes, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale or purchase of the Purchased Assets from Seller, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement ("Transfer Taxes"). The party required by any Legal Requirement to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by such Legal Requirement. Purchaser and Seller shall use commercially reasonable efforts, to the extent permitted by applicable Legal Requirements, to minimize any applicable Transfer Taxes.

Section 2.6.         Allocation of Purchase Price.

(a)            For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, the consideration for the Purchased Assets shall be allocated among the Purchased Assets in accordance with their respective fair market values as mutually agreed to by the parties hereto no later than sixty (60) days following the Closing Date, and shall be set forth in an allocation schedule in the form attached hereto as Exhibit A (the "Allocation"). If, following good faith negotiation, the parties are unable to reach agreement on the Allocation during such sixty (60) day period, any disputed matter shall be submitted for timely resolution to the Independent Accounting Firm. The Independent Accounting Firm's determination with respect to any disputed matter and the resulting Allocation shall be final and binding on the parties, and any expense related to the engagement of such Independent Accounting Firm shall be shared equally by Seller and Purchaser. For the avoidance of doubt the Allocation shall not apply for purposes of GAAP. For the avoidance of doubt, (i) Purchaser agrees to engage an appraiser within five (5) Business Days following the date hereof; and (ii) the parties agree that the allocation to the non-compete provision hereof shall be equal to $25,000.

(b)           Each party hereto agrees to prepare its federal, state and foreign income tax returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the purchase of the Purchased Assets in a manner consistent with the Allocation. If any state, federal or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

Section 2.7.         Closing.

(a)           The closing of the transactions contemplated by this Agreement (the "Closing") shall take place no later than five (5) Business Days after the last of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied as of the Closing) or on such other date as Seller and Purchaser may mutually agree upon in writing (the "Closing Date") and shall be effective as of 12:01 a.m. (Mountain Time) on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt.

(b)           At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser, originals or copies, if specified, of the following:

(i)            one or more bills of sale in the form attached hereto as Exhibit B (the "Bill of Sale"), transferring the tangible personal property included in the Purchased Assets to Purchaser;

(ii)           one or more assignment and assumption agreements in the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement") effecting the assignment to and the assumption by Purchaser of the Purchased Assets and the Assumed Liabilities;

(iii)          one or more assignments in the form attached hereto as Exhibit D (the "Intellectual Property Assignment") transferring all of Seller's right, title and interest in and to the Purchased Intellectual Property to Purchaser;

(iv)          with respect to each Real Property Lease, including that certain Lease, dated May 30, 2014, between Seller and GPIF Flatiron Business Park, LLC, as amended, an assignment and assumption of lease and consents from relevant landlords thereon in form and substance reasonably acceptable to Purchaser (or lease agreements between Purchaser and relevant landlords in form and substance reasonably acceptable to Purchaser);

(v)           a counterpart of the Consulting Agreement, duly executed by the Stockholder;

(vi)          a counterpart of the Escrow Agreement, duly executed by Seller;

(vii)        certificates of good standing (or similar certificates) for Seller, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Colorado and certificates of qualification to do business as a foreign corporation issued by the appropriate Governmental Authority of each jurisdiction in which the nature of the Business or the ownership of Purchased Assets in such jurisdiction would require Seller to be qualified to do business in such jurisdiction, each dated within ten (10) Business Days of the Closing;

(viii)       copies of resolutions adopted by the Stockholder and the board of directors of Seller authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by an authorized officer of Seller;

(ix)          copies of (i) the certified Articles of Incorporation (or equivalent) of Seller, including all amendments thereto, and (ii) the Bylaws of Seller, each certified as true, complete and correct and in full force and effect on the Closing Date by an authorized officer of Seller;

(x)           a certificate certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(iv);

(xi)          a certificate of a duly authorized offer of Seller certifying as to the satisfaction of the conditions set forth in Section 7.1 by Purchaser;

(xii)         payoff letters for each instrument evidencing all outstanding Indebtedness of Seller from the obligees thereunder, as set forth on Schedule 2.7(b)(xi), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Purchaser of the release of all Liens (other than Permitted Liens) on the Purchased Assets and all UCC financing statements related thereto; and

(xiii)        the Consents set forth on Schedule 3.13(a).

(c)            No later than three (3) Business Days prior to Closing, Seller shall deliver to Purchaser a certificate setting forth Seller's calculation of (i) the Estimated Net Working Capital as of the Closing Date (including the amount of Current Purchased Receivables and the other items included in Net Working Capital) and (ii) the amount of the Estimated Deficit Net Working Capital Payment or the Estimated Excess Working Capital Payment, as the case may be (the "Net Working Capital Certificate"). For purposes of the Closing, the Estimated Deficit Net Working Capital Payment or the Estimated Excess Working Capital Payment, as the case may be, shall be based on the Net Working Capital Certificate.

(d)           At the Closing, Purchaser shall deliver (or cause to be delivered) the following agreements, documents and other items:

(i)           to Seller, the Closing Payment Amount;

(ii)          to the Escrow Agent, the Escrow Amount for deposit into an escrow account established pursuant to the terms of the Escrow Agreement;

(iii)         to Seller, a signed counterpart to each Assignment and Assumption Agreement;

(iv)         to Seller, a signed counterpart to each Intellectual Property Assignment;

(v)          to Seller, a signed counterpart to each assignment and assumption of any Real Property Lease;

(vi)         to the Stockholder, a counterpart to the Consulting Agreement, duly executed by Purchaser;

(vii)        to Seller, a counterpart to the Escrow Agreement signed by Purchaser and the Escrow Agent;

(viii)       to Seller, a certificate of existence for Purchaser, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Indiana;

(ix)          to Seller, copies of resolutions adopted by the board of directors of Parent and Purchaser and, if required, its and their stockholders authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Purchaser;

(x)           to Seller, copies of (i) the certified Articles of Organization (or equivalent) of Purchaser, including all amendments thereto, and (ii) the Operating Agreement (or equivalent) of Purchaser, including all amendments thereto, each certified as true, complete and correct and in full force and effect on the Closing Date by the Secretary of Purchaser; and

(xi)          to Seller, a certificate of a duly authorized offer of Purchaser certifying as to the satisfaction of the conditions set forth in Section 7.2 by Seller.

Section 2.8.         Working Capital Adjustment.

(a)            Not more than sixty (60) days following the Closing Date, Purchaser shall deliver to Seller a statement of the actual Net Working Capital determined as of the Closing Date (the "Net Working Capital Statement"). During such sixty (60) day period, Purchaser and its Representatives shall be given all such access as they may reasonably require during Seller's normal business hours (or such other times as the parties hereto may agree) and upon reasonable advance notice, to those work papers, books and records of Seller and access to such Personnel or Representatives of Seller as they may reasonably require for the purposes of preparing the Net Working Capital Statement. The Net Working Capital Statement shall be prepared in accordance with GAAP and, to the extent of any differences therein, with the manner and consistent with the basis, including the basis of calculation of individual line items and the determination of allowances and reserves, used to prepare Exhibit E and in a manner that fairly and accurately reflects the current assets and current liabilities included in the Purchased Assets and Assumed Liabilities, respectively, as of the Closing Date.

(b)            Following the delivery by Purchaser of the Net Working Capital Statement, Seller and its Representatives shall be given all such access as they may reasonably require during Purchaser's normal business hours (or such other times as the parties may agree) and upon reasonable advance notice to those books and records of Purchaser and access to such Personnel or Representatives of Purchaser they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Net Working Capital Statement or the calculation of the Net Working Capital as proposed by Purchaser.

(c)            Seller shall have thirty (30) days following the date of delivery of the Net Working Capital Statement to provide Purchaser with a written certificate confirming that the Net Working Capital as proposed by Purchaser is acceptable (the "Confirmation Certificate") or notifying Purchaser in writing of any good faith objections to the calculation of the Net Working Capital as proposed by Purchaser (a "Dispute Notice") setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by Seller pursuant to this Section 2.8(c), the Net Working Capital proposed by Purchaser shall be binding on the parties hereto.

(d)            If Seller objects to the Net Working Capital Statement, or Purchaser's calculation of the Net Working Capital as reflected in a Dispute Notice, Seller and Purchaser shall attempt in good faith to resolve any such objection within thirty (30) days of the receipt by Purchaser of such Dispute Notice.

(e)            If Purchaser and Seller are unable to resolve any such dispute within such thirty (30) day period, Purchaser and Seller (either together or separately) shall be entitled to submit the dispute to an Independent Accounting Firm. Each of the parties hereto shall, and shall cause their respective Representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties hereto, (ii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision and (iii) not ascribe any value higher than the highest value or lower than the lowest value ascribed by a party. In the event that Purchaser and Seller shall submit any dispute to an Independent Accounting Firm, each such party may submit a "position paper" to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.8(e) shall be apportioned between Seller and Purchaser based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm. The Independent Accounting Firm's determination of Net Working Capital shall not be less than the amount proposed by Purchaser in the Net Working Capital Statement nor shall it be greater than the amount proposed by Seller in the Dispute Notice.

(f)             If Seller does not deliver a Dispute Notice in accordance with the procedures set forth in Section 2.8(c) (i.e., within the thirty (30) day period specified therein), the Net Working Capital Statement (together with Purchaser's calculation of the Net Working Capital) shall be deemed to have been accepted by the parties hereto and such calculation of the Net Working Capital shall be final and binding on the parties. In the event that Seller delivers a Dispute Notice in accordance with the provisions above and Purchaser and Seller are able to resolve such dispute by mutual agreement, the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the mutual agreement of parties hereto, shall be deemed to have been accepted by the parties and such revised calculation of the Net Working Capital shall be final and binding on the parties for all purposes hereof. In the event that Seller delivers a Dispute Notice in accordance with the provisions set forth above and Purchaser and Seller are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties hereto, and the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the report of the Independent Accounting Firm, shall be deemed to have been accepted by the parties hereto and such revised calculation of the Net Working Capital shall be final and binding on the parties for all purposes hereof.

(g)           Within five (5) Business Days after the determination of the actual Net Working Capital becomes final and binding, (i) if the actual Net Working Capital is less than the Estimated Net Working Capital as of the Closing Date, Seller shall pay Purchaser the difference between the Estimated Net Working Capital and the actual Net Working Capital, and (ii) if the actual Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay Seller the difference between the actual Net Working Capital and the Estimated Net Working Capital. Any payments made after the due date set forth above shall bear interest at the annual rate of eight percent (8%).

Section 2.9.         Prorations. All Taxes, assessments, utilities, insurance, rents and water charges for any leased premises that is the subject of an Assumed Contract will be prorated as of the Closing Date between Purchaser and Seller at Closing, without double counting any current asset or current liability on the Net Working Capital Statement. At Closing, Purchaser will pay and reimburse Seller for the total amount of all prepaid rents, security deposits (and any accrued interest), any other prepaid occupancy expenses and any other prepaid expenses related to the Purchased Assets or Assumed Liabilities paid by Seller on or before the Closing in connection with any period after the Closing. Following Closing, Seller will reimburse Purchaser for the total amount of any occupancy expenses charged to Purchaser after Closing by landlords of any leased premises that is the subject of an Assumed Contract that relate to any period prior to the Closing, such as annual reconciliations for common area maintenance charges and real estate taxes. The amounts in the preceding two sentences may also be set forth as items of Net Working Capital.

Section 2.10.     Indemnification Escrow.

(a)           At Closing, Purchaser shall deposit One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) (the "Escrow Amount") into escrow pursuant to the Escrow Agreement. U.S. Bank, National Association, as the escrow agent (the "Escrow Agent"), shall hold the Escrow Amount and all interest and other amounts earned thereon in an escrow account (the "Escrow Account") for purposes of securing any amounts payable by the Selling Parties on account of any and all indemnification obligations under Section 6.2 hereof and certain other amounts payable hereunder in accordance with this Agreement and the Escrow Agreement of even date herewith among Seller, Purchaser and Escrow Agent (the "Escrow Agreement").

(b)           A portion of the Escrow Amount equal to Six Hundred Fifty Thousand Dollars ($650,000) (less any amount previously paid from the Escrow Account to Purchaser on account of any Indemnity Claim and less any Continuing Unresolved Amount) shall be released from the Escrow Account and paid over to Seller, by confirmed wire transfer of immediately available funds, on the third (3rd) Business Day following the date that is twelve (12) months after the Closing Date (the "First Release Date"). The remainder of the funds in the Escrow Account (less any Continuing Unresolved Amount) and any interest accrued thereon shall be released from the Escrow Account and paid over to Seller, by confirmed wire transfer of immediately available funds, on the third (3rd) Business Day following the date that is eighteen (18) months after the Closing Date (the "Final Release Date" and together with the First Release Date, each a "Release Date"). Any Continuing Unresolved Amount withheld from release after the Final Release Date and finally determined not to be required to be released to Purchaser in accordance with this Agreement and the Escrow Agreement, shall be released to Seller by confirmed wire transfer of immediately available funds within three (3) Business Days following such determination.

(c)           Purchaser, on one hand, and Seller, on the other hand, shall each pay fifty percent (50%) of the fees, expenses and costs associated with establishing and maintaining the Escrow Account in accordance with this Agreement and the Escrow Agreement, provided that the costs of disbursements shall be paid from the Escrow Account.

(d)           Purchaser and Seller agree to promptly provide the Escrow Agent with jointly-executed written instructions to disburse or retain the Escrow Amount (or a portion thereof, as applicable) from the Escrow Account in accordance with this Agreement and the Escrow Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Each Selling Party, on a joint and several basis (except with respect to Section 3.12(b), which is made on a several, and not joint and several, basis), hereby makes the following representations and warranties to Purchaser, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedules:

Section 3.1.     Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not have a Material Adverse Effect. Seller has delivered to Purchaser true, complete and correct copies of each of its articles of incorporation and bylaws or comparable organizational documents as in effect on the date hereof.

Section 3.2.     Title to Assets.

(a)           Seller has good, marketable and valid title to the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien (including liens under any mortgage or deed of trust, mechanic's or materialmen's liens and judgment liens), option, debt, charge, encumbrance, covenant or restriction of any kind or character (collectively, "Liens"), except for (i) any Lien for current Taxes not yet due and payable, (ii) liens and encumbrances arising under the Assumed Contracts, (iii) minor liens and encumbrances that have arisen in the ordinary course of business and that do not materially, individually or in the aggregate, detract from the value of the Purchased Assets subject thereto and which do not secure the payment of any amounts owed, (iv) landlords, warehousemen and similar liens or (v) any Lien under the Transaction Documents ((i) – (v) collectively, the "Permitted Liens").

(b)          The Purchased Assets constitute all of the properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising or used in the operation of or associated with the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Seller, except for the Excluded Assets.

Section 3.3.     Accounts Receivable; Prepaid Amounts.

(a)           All of the Purchased Receivables represent valid obligations of customers of Seller arising in the ordinary course of business and in connection with bona fide transactions and are payable on ordinary terms. Except to the extent expressly included in the reserves for doubtful or uncollectible accounts reflected in the calculation of Net Working Capital, none of the Purchased Receivables are subject to any claim of offset, recoupment, setoff or counter claim. None of the Purchased Receivables are subject to prior assignment. Seller and Stockholder make no warranty or guarantee of collection of any of the Purchased Receivables.

(b)          The Purchased Prepaids represent advance payments in respect of expenses that could reasonably be expected to be incurred in connection with the Business. Except as set forth on Schedule 3.3(b), the Purchased Prepaids arose in the ordinary course of business, consistent with past practices, and have been paid to a Person with whom Seller deals at arm's length.

Section 3.4.     Intellectual Property.

(a)           Schedule 3.4(a) sets forth a list of all unexpired patents, pending patent applications, registered trademarks, registered service marks, pending trademark or service mark applications and internet domain names licensed to, applied for or registered in the name of, Seller, or in which Seller has any rights, and all material copyright registrations or pending applications therefor owned by Seller, including the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). No registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or, to Seller's Knowledge, is the subject of cancellation proceedings. Seller owns adequate rights or possesses adequate and enforceable license rights, free and clear of all Liens (other than Liens to be released at the Closing and Permitted Liens), (i) to use all Listed Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity) and (ii) to use all other material intellectual property (including patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; and any tangible embodiments of the foregoing) necessary to permit Seller to conduct its business as currently conducted (the Listed Intellectual Property, such other intellectual property rights and all worldwide statutory and common law rights associated therewith, the "Intellectual Property"). Seller has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to Seller's Knowledge, threatened to the effect that any Intellectual Property owned by Seller is invalid or unenforceable. To Seller's Knowledge, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property of Seller.

(b)          Schedule 3.4(b) lists all material Intellectual Property necessary for the conduct and operation of the Business as presently conducted.

(c)          The Intellectual Property (other than inventions, trade secrets, manufacturing and production processes and techniques, formulas and confidential business and technical information rights and any other Intellectual Property not material to the operation of the Business) owned by Seller has been duly registered or is the subject of a filing duly made with the relevant Governmental Authority, domestic or foreign. All such registrations, filings and other actions remain in full force and effect.

(d)          No Personnel or independent contractor of Seller has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of Seller except for such discoveries, creations or development activities by employees of Seller in the course of their employment.

(e)           The Information Systems are operational and functioning consistent with the purposes for which they have been designed, are free from significant defects or programming errors, and conform in all material respects to the written documentation and specifications therefor, if any. Seller owns or possesses a royalty-free license to use all Intellectual Property necessary to operate the Information Systems, without any known conflict with, or infringement of, the rights of others. To Seller’s Knowledge, none of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or any other Person.

Section 3.5.     Material Contracts.

(a)            Schedule 3.5(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Schedule 2.1(g) and all Intellectual Property licenses listed in Schedule 3.4(a), collectively, the "Material Contracts"):

(i)            any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by Seller in excess of $90,000 (including, but not limited to, any active purchase orders of Seller);

(ii)           (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for annual rental payments in excess of $10,000, under which any such equipment and machinery are held or used in connection with the Business;

(iii)          any Contract, other than leases relating to equipment and machinery, relating to the lease or license of any Purchased Assets, including any Purchased Intellectual Property;

(iv)          any Contract relating to the Purchased Intellectual Property, including, without limitation, Contracts relating to the development of such Purchased Intellectual Property;

(v)           any Contract relating to the acquisition or disposition of (i) any business of Seller (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise), or (ii) any asset of Seller, other than in the ordinary course of business;

(vi)          any Contract under which Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vii)         all employment, severance, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the Personnel (current or former) or Affiliates of Seller;

(viii)        any Contract (or group of related Contracts) (A) under which Seller has created, incurred, assumed or guaranteed any Indebtedness in excess of $10,000 or (B) under which Seller has permitted any of its assets to become encumbered;

(ix)          any Contract under which any Person has guaranteed any Indebtedness;

(x)           any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(xi)          any Contract containing covenants purporting to limit the freedom of Seller or any of its Personnel (current or former) to compete in any business or in any geographic area;

(xii)         any Contract relating to confidentiality (whether Seller is subject to or the beneficiary of such obligations);

(xiii)        any agency, dealer, distributor, sales representative, service provider, consignment, marketing or similar Contract;

(xiv)        any Contract requiring payments or distributions to the Stockholder or Personnel of Seller (current or former), or any relative or Affiliate of any such Person;

(xv)         any Contract not made in the ordinary course of business;

(xvi)        any Contract providing for termination, retention, change in control or similar payments to any Personnel of Seller;

(xvii)       any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any Contract which contains a "most favored nation" provision; and

(xviii)      any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000 over the life of such Contract, except purchase orders with customers that are entered into in the ordinary course of business.

(b)          Seller has provided Purchaser with true and complete copies of all written Material Contracts, descriptions of all oral Material Contracts and each amendment, supplement, waiver or modification thereto. All of the Material Contracts identified on, or required to be identified on Schedule 3.5(a) are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity), and to Seller's Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither Seller nor any other party thereto, has breached any material provision of, or is in default in any material respect under the terms of any of the Material Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Material Contract. Seller has not (i) received any written notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the ordinary course of business. Except for the Consents set forth on Section 3.13(a), the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate, modify or renegotiate any Material Contract.

Section 3.6.     Title; Equipment; Condition of Fixed Assets.

(a)           Seller has good and marketable title to all of the items of personal property used in the Business by Seller, free and clear of all Liens, other than Permitted Liens. Seller holds good and transferable interests in all such personal property that is physically located at the places of Business and is owned outright by Seller or is validly leased by Seller.

(b)          Schedule 3.6(b) sets forth all leases of personal property ("Personal Property Leases") relating to the property used by Seller in the Business or to which Seller is a party or by which any of the properties or assets of Seller is bound. All of the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)           Seller is not in breach or default in any material respect under any Personal Property Lease. Each of the Personal Property Leases is in full force and effect and Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Personal Property Leases, and to Seller's knowledge, no other party is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d)          All items of personal property included in the Purchased Fixed Assets are in reasonably good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with customary industry practices.

Section 3.7.     Compliance with Legal Requirements. Seller is in compliance in all material respects with all Legal Requirements relating to the use of the Purchased Assets or applicable to the operation of the Business. Since January 1, 2017, Seller has not received any written notice from any Governmental Authority alleging any failure to comply with any Legal Requirement relating to the use of the Purchased Assets or applicable to the operation of the Business. Seller is not, to its Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Purchased Assets or the Business.

Section 3.8.     Employee Matters.

(a)           Schedule 3.8 correctly sets forth the name and current annual salary of each employee of Seller and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Schedule 3.8, (a) Seller has complied in all material respects with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other Taxes), and to Seller's Knowledge, Seller does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) Seller has not committed any unfair labor practices, (c) to Seller's Knowledge, none of the employees of Seller are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Seller except for agreements between Seller and its present and former employees, (d) all individuals characterized and treated by Seller as consultants or independent contractors are to Seller's Knowledge, properly treated as independent contractors under all applicable Legal Requirements and (e) all employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller does not have any foreign national employees.

(b)           Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)           Seller has not, in the past five years, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an "employment loss" (as defined in the WARN Act) during the previous six (6) months.

Section 3.9.     Employee Benefits.

(a)           Schedule 3.9(a) sets forth a list of all Employee Plans (individually referred to as a "Seller Plan"). Seller has furnished to Purchaser (i) accurate and complete copies of all documents constituting each Seller Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Seller Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500) and all schedules and financial statements attached thereto, if any, required under ERISA or the Code in connection with each Seller Plan, (iii) if a Seller Plan is funded, the most recent annual and periodic accounting of such Seller Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Plan, (v) all material written contracts relating to each Seller Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation (including, but not limited to, testing under Code Sections 415, 410(b), 414(s), 401(k) and 401(m)) for each Seller Plan, as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Seller Plan.

(b)          Each Seller Plan has been established, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Seller Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or if it is a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Seller Plan that has subjected or could reasonably be expected to subject Seller to a material penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Seller Plan have been timely paid in accordance with the terms of such Seller Plan and all applicable Legal Requirements and accounting principles.

(c)           With respect to each Seller Plan: (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (ii) no such plan is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iii) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(d)           Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to, any "multiemployer plan," within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

(e)           There is no pending or, to Seller's Knowledge, threatened Matter relating to a Seller Plan (other than routine claims for benefits) and no Seller Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a governmental authority or the subject of an application or filing under or participated in an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental authority.

(f)           There has been no amendment to, announcement by Seller relating to or change in employee participation or coverage under any Seller Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(g)           Each Seller Plan that is subject to Section 409A of the Code is and has been documented and operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(h)           The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any current or former employee or independent contractor of Seller to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Seller Plan. There is no contract covering any current or former employee or other service provider of Seller that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which Seller is bound to compensate or reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.9(h) sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of Seller as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by Seller or the officer), true and complete copies of which have been previously provided to Purchaser.

(i)            Neither Seller nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of Seller or any ERISA Affiliate, except as required under COBRA or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent Seller or any ERISA Affiliate from amending or terminating any Seller Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(j)            Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Seller Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(k)           Seller has complied in all material respects with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA") including all provisions of the ACA applicable to the Business Employees, including the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations). For the avoidance of doubt, on and after January 1, 2018, Seller has offered "minimum essential coverage" (as defined under Code Section 5000A(f)(1)(B)) to the Business Employees who are classified as "full-time employees" under Code Section 4980H and their dependents in accordance with such Code section and applicable regulations. Such minimum essential coverage has been "affordable" and has provided "minimum value" (each within the meaning of Code §36B(c)(2)(C) and §4980H(b) and related regulations). Seller has complied with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the Business Employees and their dependents.

Section 3.10.     Certain Liabilities. As of the date of this Agreement, Seller has no Liabilities relating to the Purchased Assets or the Business Employees other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since January 1, 2021, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to Seller or the Business.

Section 3.11.     Legal Proceedings.

(a)           There is no Matter pending or, to Seller's Knowledge, threatened against Seller as of the date of this Agreement, or to which Seller is otherwise a party;

(b)           There is no Matter pending or, to Seller's Knowledge, threatened against Seller that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect;

(c)           Seller is not subject to any Order;

(d)           Seller is not engaged in any legal action to recover monies due it or for Damages sustained by it; and

(e)           To Seller's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Purchased Assets.

Section 3.12.     Authority; Binding Nature of Agreement.

(a)           Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Seller of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of Seller, its board of directors and its Stockholder. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Seller and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)           The Stockholder has all necessary authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which he is a party and to perform his obligations under this Agreement and the Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Stockholder is a party will be at or prior to Closing duly and validly executed and delivered by the Stockholder and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which the Stockholder is a party will constitute, the valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.13.     Non-Contravention; Required Consents.

(a)           Except as set forth on Schedule 3.13(a), the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Seller with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of: (i) the articles of incorporation or bylaws or other charter or organizational documents of Seller; (ii) any Material Contract or material Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Legal Requirement.

(b)          No Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Contract or Permit provided that it is understood that Seller will only obtain consents to Material Contracts and Permits listed on Schedule 3.13(b).

Section 3.14.     Financial Statements.

(a)           Seller's fiscal year ends on December 31 of each year. Schedule 3.14(a) contains true and complete copies of (i) the balance sheets of Seller as of December 31, 2019 and audited balance sheets of Seller as of December 31, 2020, and the audited statements of income and cash flow of Seller for the annual period ended December 31, 2020 (collectively, the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of Seller as of, and for the period ended March 31, 2021 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)          Except as set forth in Schedule 3.14(b), each of the Financial Statements prepared for fiscal year 2020 and the Interim Statements were prepared in accordance with GAAP and all Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statement is subject to normal year-end adjustments and lacks footnotes.

(c)          Except as and to the extent set forth on the most recent balance sheet of Seller included in the Interim Statements (the "Most Recent Balance Sheet"), Seller has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)          Except as set forth on Schedule 3.14(d), Seller maintains a standard system of accounting established and administered in accordance with GAAP for the fiscal year of 2020. Seller has made available to Purchaser, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e)          Since January 1, 2018: (i) neither Seller nor, to Seller's Knowledge, any director, officer, employee, auditor, accountant, or representative of Seller, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any such complaint or claim that Seller has engaged in illegal accounting or auditing practices; (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller's board of directors or any committee thereof, Seller's accountants (in any written response letter) or to any director or officer of Seller; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Seller's chief executive officer, chief financial officer, general counsel, board of directors or any committee thereof.

Section 3.15.     Taxes. All Tax returns required to be filed by Seller with respect to the Business and the Purchased Assets for all taxable periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate governmental authorities in all jurisdictions in which such Tax returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements. All Taxes that are due and payable with respect to the Business, including any applicable sales taxes with respect to sales of products, have been timely paid. All Taxes that Seller is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable. All Taxes required to be withheld or collected by Seller on or prior to the Closing Date from the Hired Employees (including Persons designated as independent contractors) have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority. There are no audits of Tax returns of Seller pending or, to Seller's Knowledge, threatened, and all past audits of Tax returns of Seller, if any, have been settled. There are no deficiencies proposed or assessed as a result of any pending audit. Seller is not a party to any pending or, to Seller's Knowledge, threatened action or proceeding against Seller for the assessment or collection of Taxes by any Governmental Authority. There are no Liens on the Purchased Assets for Taxes (other than Taxes that are not yet due and payable). Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Seller is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. Seller has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). Seller has made available complete copies of all material Tax returns relating to the Purchased Assets or the Business relating to the taxable periods that ended after December 31, 2017. Seller is and at all times since inception has been, treated and properly classified as a partnership (and not a "publicly traded partnership" within the meaning of Section 7704(b) of the Code) for federal, state and local income tax purposes. The Seller has not made elections to defer any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65, or any similar election under state or local Tax law. The Seller has properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act for 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law).

Section 3.16.     Permits. Seller is in possession of all material Permits reasonably necessary for Seller to own, lease and operate its properties or to carry on its business as it is now being conducted. As of the date of this Agreement, no suspension or cancellation of any of such Permits is pending or, to Seller's Knowledge, threatened. Seller is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 3.17.     Subsequent Events. From the date of the Interim Statement until the date of this Agreement, (a) Seller has conducted the Business in the ordinary course of business and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Statement, Seller has not (a) sold, leased, transferred, pledged, encumbered or assigned any of the assets of the Business outside the ordinary course of business; (b) entered into any material Contract (or series of related material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any material Contract except in the ordinary course of business and, to Seller's Knowledge, no other party has done so as a result of any default by Seller; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material change in personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed accounting or Tax reporting principles, methods or policies; or (j) entered into any commitment to do any of the foregoing.

Section 3.18.     Real Property.

(a)           Schedule 3.18(a) sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which Seller is a party or by which it is bound (collectively, the "Real Property Leases"). Seller has provided to Purchaser true, correct and complete copies of each of the Real Property Leases.

(b)          The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted.

(c)           All of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the "Improvements") (i) are in reasonably good operating condition without material structural defects and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections, ordinary wear and tear excepted and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. To Seller's Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the uses or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)          Seller has a valid, binding and enforceable leasehold interest under each Real Property Lease under which it is a lessee (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity), free and clear of all Liens. Each of the Real Property Leases is in full force and effect. Seller is not in material default under any Real Property Lease, and no event has occurred which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases, and, to Seller's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e)          Seller has all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary for the current use and operation of each Real Property Lease, and Seller has fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 3.19.     Environmental Matters. Except as disclosed on Schedule 3.19:

(a)           Seller has complied with and is in compliance in all material respects with all Environmental, Health and Safety Requirements. Neither the Seller nor any Selling Party has received any written notice, report or information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by Seller or relating to the Business arising under Environmental, Health and Safety Requirements.

(b)           There is no Environmental Claim pending or, to Seller's Knowledge, threatened against Seller, and Seller has not retained or assumed any Liability for any Environmental Claim against any Person.

(c)           Neither Seller nor any of Seller's Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Materials of Environmental Concern) or owned, occupied or operated any facility or property in a manner that has given or would reasonably be expected to give rise to any Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Requirements.

(d)           There are no Liens under any Environmental, Health and Safety Requirement on any Real Property arising as a result of any actions taken or omitted to be taken by Seller or any of its Affiliates, and, to Seller’s Knowledge, no actions have been taken by any Governmental Authority with respect to the Real Property to impose an environmental Lien with respect to such Real Property as a result of any such actions.

(e)           No property or facility now or previously owned, occupied or operated by Seller or any of its Affiliates is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list.

(f)           No off-site location at which Seller or any of its Affiliates has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(g)          Neither Seller nor any of its Affiliates has, either expressly or by operation of Legal Requirement, assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental, Health and Safety Requirements.

(h)          Schedule 3.19(h) contains a list of all Environmental Permits and all written reports, correspondence, and other documentation in Seller's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Business (collectively, "Environmental Documentation") and Seller and its Affiliates have provided Purchaser with copies of all such Environmental Documentation prior to the date hereof.

Section 3.20.     Insurance.

(a)           Schedule 3.20(a) sets forth, with respect to each insurance policy under which Seller is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium charged.

(b)          With respect to each insurance policy required to be set forth on Schedule 3.20(a): (i) the policy is in full force and effect in accordance with its terms; (ii) Seller is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Seller's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)          Seller has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Schedule 3.20(a) will not be available in the future substantially on the same terms as are now in effect.

Section 3.21.     Transactions with Related Parties.

(a)          Except as otherwise disclosed on Schedule 3.21(a), (i) none of the customers, vendors, distributors or sales representatives of Seller is a Related Party; (ii) none of the Purchased Assets is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against any Seller; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of Seller; (vi) no Related Party is a party to any Assumed Contract with Seller; and (vii) no Related Party provides any administrative, legal, accounting or other services to Seller except in the ordinary course of business on arm's length terms.

(b)          Except as set forth on Schedule 3.21(b), any Assumed Contracts required to be disclosed on Schedule 3.21(a) are on arms-length terms.

Section 3.22.     Customers and Vendors. Schedule 3.22 sets forth the names of the ten (10) non utility vendors and twenty-five (25) customers to whom Seller paid or from whom Seller has received the greatest sum of money in respect of services, products or materials provided to or from Seller in respect of the Business during the twelve (12) month period ending December 31, 2020. Except as set forth on Schedule 3.22, in the past twelve (12) months, no such vendor or customer set forth on Schedule 3.22 has notified Seller that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with Seller.

Section 3.23.     No Brokers or Finders. No Selling Party nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 3.24.     COVID-19 Assistance.

(a)           Seller is and has been in material compliance with all COVID-19 Laws, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

(b)          Seller is and has been in material compliance with all COVID-19 Measures. Seller has materially followed all applicable guidance released by the United States Centers for Disease Control and any orders issued by state or local governments related to COVID-19.

(c)           Except as set forth in Schedule 3.24(c), Seller has not (since March 1, 2020) terminated or furloughed any employee or independent contractor of Seller, or deferred or reduced any employee's or independent contractor's compensation or work schedule, in each case, as a result of COVID-19 or COVID-19 Measures, whether due to unexpected economic downturn, government-imposed orders temporarily closing, reducing or otherwise impacting the Business or any other COVID-19-related business constraints, and no such changes are currently contemplated.

(d)           Schedule 3.24(d) sets forth a true, correct and complete list of (i) all direct federal, state and local stimulus or relief programs in which Seller is participating, including, but not limited to, the CARES Act, or in which it has participated or applied to participate, and (ii) the amount of funds requested or received by Seller under each such program, any Economic Stabilization Fund loan, any loan or advance under the Economic Injury Disaster Loan program or other SBA loan (collectively, the "COVID-19 Assistance"). All certifications, representations and indications made by or on behalf of Seller to any Person, including any Governmental Authority, in connection with any COVID-19 Assistance were correct and complete and were prepared in compliance with all applicable laws. The proceeds received from any COVID-19 Assistance, including the PPP Loan, were not used by Seller in violation of any applicable COVID-19 Laws in effect when the PPP Loan was made. Seller has maintained accounting and other records relating to each such COVID-19 Assistance, including the PPP Loan, and the use thereof that comply with all applicable COVID-19 Laws (including records that track the costs and other expenses for which the proceeds of the PPP Loan have been used), true, correct and complete copies of which have been made available to Purchaser. Except as set forth on Schedule 3.24(e), Seller has not received, obtained or applied for any loan, exclusion, forgiveness or other item pursuant to any COVID-19 Measure, including the CARES Act. In connection with the consummation of the transactions contemplated by this Agreement, Seller has complied with its obligations under SBA Procedural Notice No. 5000-20057, effective October 2, 2020, relating to changes of ownership under the terms of the Paycheck Protection Program. The PPP Loan was forgiven in full on February 23, 2021.

(e)           Seller has not had any changes to any Employee Plans resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 3.25.     No Other Representations.

(a)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, SELLER AND THE STOCKHOLDER EACH DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT MADE, OR INFORMATION COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO PURCHASER AND ITS AFFILIATES OR REPRESENTATIVES TO THE EXTENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREIN (INCLUDING ANY OPINION, INFORMATION, OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO PURCHASER AND ITS AFFILIATES OR REPRESENTATIVES BY SELLER AND THE STOCKHOLDER, ANY DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL, OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER OR THE STOCKHOLDER).

(b)            EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, ALL PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED “AS IS”, “WHERE IS” AND WITH ALL FAULTS, AND SELLER AND THE STOCKHOLDER DISCLAIM ANY OTHER EXPRESS WARRANTIES AND ALL IMPLIED WARRANTIES, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby jointly and severally make the following representations and warranties to the Selling Parties, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date):

Section 4.1.     Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Indiana and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Parent and Purchaser is each duly qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2.     Matters. There is no Matter pending or, to Parent’s and Purchaser's knowledge, being threatened against Parent or Purchaser that challenges or could reasonably be expected to adversely affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.3.     Authority; Binding Nature of Agreement. Parent and Purchaser each has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Parent and Purchaser of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and its respective board of directors. No vote of Parent’s or Purchaser's shareholders is required to authorize the transactions contemplated by this Agreement. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Parent and Purchaser, and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Parent and Purchaser is each a party will constitute, the valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is no Matter pending or, to Parent’s or Purchaser's Knowledge, threatened against Parent or Purchaser that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.4.     Non-Contravention; Consents. The execution and delivery by Parent and Purchaser of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent and Purchaser with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Parent and Purchaser to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent and Purchaser under any provision of: (a) the articles of incorporation, bylaws or other charter or organizational documents of Parent and Purchaser; or (b) any Legal Requirement applicable to the Purchased Assets or any material Contract to which Purchaser is a party. Neither Parent nor Purchaser is not required to obtain any Consent from any Person at or prior to the Closing in connection with the execution and delivery of this Agreement or the Transaction Documents or the sale of the Purchased Assets to Purchaser which Consent has not been obtained.

Section 4.5.     No Brokers or Finders. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.6.     Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Parent and Purchaser and each of its and their Subsidiaries shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, Parent and Purchaser and each of its and their Subsidiaries shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent and Purchaser or its or their Subsidiaries.

Section 4.7.     Parent Commission Reports. Parent has timely filed with the Securities and Exchange Commission ("SEC") and made available to Seller all periodic reports, annual reports to stockholders and proxy statements required to be filed by it during the last two fiscal years, under the Exchange Act (such periodic reports and other documents, together with any amendments thereto, are sometimes collectively referred to as the "Parent Commission Filings"). The Parent Commission Filings (a) either did not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of their respective dates, or to the extent that such misrepresentation or omission may have existed, such disclosure has been corrected by Parent in subsequent Parent Commission Filings prior to the Closing Date, and (b) complied as of their respective dates in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

Section 4.8.     No Reliance. Except for the representations and warranties expressly set forth in Article III, neither Parent nor Purchaser is relying on any other representations, warranties, statements, affirmations, projections, forecasts, models or other presentations by Seller, Stockholder or any other person.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1.     Mutual Cooperation. Subsequent to Closing, Purchaser and Seller, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by the Transaction Documents. Without limiting the foregoing, Seller shall render all reasonable assistance to Purchaser to ensure that the Assumed Contracts are assigned to Purchaser; and shall reasonably work with Purchaser to limit disruption to the Business during the transitionary period. For a period not to exceed ninety (90) days after Closing, Seller shall maintain all Permits on behalf of Purchaser after the Closing until such time as Purchaser obtains such Permits in its own name, and Seller shall execute any agreements with Purchaser as may be reasonably necessary or advisable in connection therewith at Purchaser’s sole cost and expense.

Section 5.2.     Financing Cooperation; Financial Information.

(a)           Except as otherwise provided herein, Parent shall, and shall cause Purchaser to, use its commercially reasonable efforts to arrange the Financing as promptly as reasonably practicable.

(b)          Seller shall, and shall cause its Representatives to, provide such cooperation and assistance to Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent, including the following actions, provided that Seller shall not be required to expend any sums in doing so (except in connection with a required audit of Seller's books and records, which shall be performed at Seller's expense; provided that Seller will not be required to pay for the auditor's preparation of comfort letters referenced in Section (v) below):

(i)            cooperating reasonably with the Financing Sources' customary due diligence and participating in a reasonable number of meetings with the Financing Sources and prospective investors in the Financing (and to cause the members of senior management and Representatives of Seller to participate in such meetings), due diligence sessions, and cooperating reasonably with the marketing efforts of Parent and the Financing Sources, in connection with all or any portion of the Financing;

(ii)            reasonably assisting Parent and the Financing Sources in the preparation of offering documents, pro formas, lender and investor presentations, and other similar materials for any bank or other debt or equity financing and similar documents required in connection with any of the Financing, provided that it is understood that such persons shall not be entitled to rely on any statements or documents furnished by Seller or Stockholder;

(iii)            furnishing to Parent and the Financing Sources as promptly as reasonably practical and, in all cases, in a timely manner, (A) (1) audited balance sheet and statements of income, stockholders equity and cash flows of Seller as of, and for the annual period ended December 31, 2020 (the "Most Recent Annual Statement"), (2) unaudited balance sheets and related statements of income and cash flows of Seller for each subsequent fiscal quarter ended at least forty-five (45) calendar days prior to the Closing Date (including the comparable prior year period) and (3) such other financial and operating information and data relating to Seller of the type customarily included in, or required to be included in, a registered public offering of securities by Parent on Form S-1 or Form S-3, if available (including information necessary for Parent's preparation of customary pro forma financial statements to be included therein), and of the type, form and substance necessary for an investment bank to receive customary comfort (including "negative assurance" comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act), including drafts of customary "comfort letters" (including customary "negative assurances") for a public offering transaction from Seller's independent auditors, reasonably requested by Parent and the Financing Sources in connection with the arrangement, marketing, and syndication of the financing contemplated by the Financing and (B) such other financial or pertinent information regarding Seller as may be reasonably available to Seller, and to the extent not previously provided, and which is (1) reasonably requested by Parent in connection with the preparation of offering documents customary for a public offering of securities, and (2) reasonably necessary in order to consummate the Financing, including in connection with the preparation of customary pro forma financial information (excluding any historical financial statements, which are addressed solely in clause (A) above) (all of the foregoing, the "Required Information"), all of which is Compliant;

(iv)            taking such actions as are reasonably and customarily requested by Parent on behalf of the Financing Sources to facilitate the consummation of any debt financing that is part of the Financing (including reasonably facilitating the pledging of collateral contemplated thereby);

(v)            to the extent required in connection with the Financing, requesting Seller's independent auditor to provide reasonable assistance to Parent consistent with customary practices (including to provide consent to Parent to use audit reports relating to the Most Recent Annual Statement and, to the extent applicable, any other audited financial statements delivered pursuant to this Section 5.2, on customary terms in connection with the Financing), participating in due diligence sessions with the Financing Sources and requesting the provision to the Financing Sources of customary "comfort" letters from such auditor prior to the Closing Date (which shall provide customary "negative assurance" comfort); and

(vi)            providing all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by Parent or any of the Financing Sources.

(c)            Seller shall give Parent notice if it becomes aware that the Required Information taken as a whole is or becomes incorrect in any material respect. Seller hereby consents to the use of its logos solely in connection with the Financing; provided that such logos are used solely in a manner that does not harm or disparage Seller or any of its Affiliates or their reputation or goodwill. All non-public information regarding Seller and its Affiliates provided to any of Purchaser, Parent, the Financing Sources or their respective Representatives pursuant to this Section 5.2 shall be kept confidential, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Financing or that is otherwise required to be disclosed by Purchaser or Parent in connection with the Financing, subject to customary confidentiality protections to the extent applicable.

Section 5.3.           Conduct of the Business.

(a)            During the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with its terms, and the Closing Date, except as (a)  otherwise expressly contemplated by this Agreement, (b) otherwise consented to by Purchaser, in writing or (c) set forth on Schedule 5.3, Seller shall, and the Stockholder shall cause Seller to: (i) conduct its business and operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business.

(b)            Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as otherwise consented to by Purchaser, in writing, during the period from the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, Seller shall not, and the Stockholder shall cause Seller not to:

(i)              declare, accrue, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Interests, and shall not repurchase, redeem or otherwise reacquire any such Equity Interests except in the ordinary course of business or to make cash distributions on account of income tax liability;

(ii)             sell, issue, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (x) Equity Interests of Seller, (y) option or right to acquire any Equity Interests of Seller, or (z) instrument convertible into or exchangeable for any Equity Interests of Seller;

(iii)            modify or amend any of the organizational documents of Seller;

(iv)            amend, renew, terminate or waive any Material Contract or any material provision thereof, which amendment, renewal, termination or waiver would result in a reduction in anticipated revenue from such Material Contract in excess of $40,000;

(v)            enter into any new contract that would have been a Material Contract if it had existed on the date hereof;

(vi)           enter into any contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates (other than HTL) may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services or the Person or class of Persons it may solicit for employment, or the acquisition of any business;

(vii)          acquire (i) by merging or consolidating with, or by purchasing Equity Interests in or a substantial portion of the assets of, or by any other means, any Person or division thereof or (y) any assets that are material, individually or in the aggregate, to Seller, except purchases of inventory in the ordinary course of business consistent with past practice;

(viii)         adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Seller;

(ix)            divest, sell, transfer, lease, license, pledge or otherwise dispose of, or permit a Lien (other than Permitted Liens) on any asset of Seller, other than the sales of products or services in the ordinary course of business consistent with past practice;

(x)             disclose any trade secret or Confidential Information of Seller to any Person other than to Business Employees (but only current Business Employees) that are subject to confidentiality or non-disclosure covenants protecting against further disclosure;

(xi)            change its fiscal year or its accounting policies or procedures except to the extent required to conform with GAAP;

(xii)           settle or compromise any pending or threatened litigation in the ordinary course of business consistent with past practice;

(xiii)          make any capital expenditure with respect to Seller in excess of twenty-five thousand dollars ($25,000) in the aggregate except with respect to items which were already ordered or in the capital spending budget;

(xiv)          waive any right of Seller under the confidentiality provisions of any Contract entered into with respect to the Business;

(xv)           increase or make any change in the rate of annual or other compensation, commission opportunities, bonus opportunities, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employee;

(xvi)          loan or advance any money or any other property to any Business Employee;

(xvii)         abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Intellectual Property;

(xviii)        grant to any Person any license with respect to any Intellectual Property, except non-exclusive licenses granted in connection with the sale or license of Business products in the ordinary course of business consistent with past practice, or enter into any covenant not to sue with respect to any Intellectual Property;

(xix)           fail to invoice any customer or fail to pursue collection of any accounts receivable from any customer, or accelerate the collection of, or discount any accounts receivable from any customer except in the ordinary course of business consistent with past practice; or

(xx)            authorize, agree, resolve or consent to any of the foregoing.

Section 5.4.           Preservation of Records. To the extent not transferred to Purchaser, Seller agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to Purchaser as may be reasonably required by Purchaser in connection with, among other things, any insurance claims by, Matters against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and the Transaction Documents. To the extent transferred to Purchaser and except to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, Purchaser agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to Seller as may be reasonably required in connection with, among other things, winding up of Seller's operations, preparing the financial statements of Seller, filing of a tax return by any Selling Party, any insurance claims by, Matters against or governmental investigations of a Selling Party, or in order to enable Selling Parties to comply with their respective obligations under this Agreement and the Transaction Documents. After the expiration of such three (3) year period, neither Seller nor Purchaser will destroy any of such books or records of the Business without giving the other party written notice thereof and the opportunity, at the other party's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 5.5.           Payments. Following Closing, (a) Seller shall transfer by wire to bank accounts designated in writing by Purchaser any and all cash, checks, wire transfers and other forms of monetary receipts that may be received by Seller representing payments on any Purchased Receivable, received by Seller or credited to Seller pursuant to any Assumed Contract, or that relate to a Purchased Asset ("Receipts") within five (5) Business Days along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the Receipt and the amount of the Receipt and (ii) Purchaser shall transfer by wire to bank accounts designated in writing by Seller any and all cash, checks, wire transfers and other forms of monetary receipts that may be received by Parent or Purchaser representing payments on any Delinquent Receivable, received by Parent or Purchaser or any Affiliate within five (5)  Business Days along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the payment and the amount of the payment.  Each party will transmit to the other party such information via e-mail in Microsoft Excel files. Each party agrees to segregate all payments and to hold the same in trust for the benefit of the other party until they are transferred as provided herein. All receivable collected by Purchaser after the Closing with respect to Seller’ accounts receivable shall be applied first to the oldest invoice unless the account debtor specifies a particular invoice (and is not instructed by either party to act contrary to the terms of the invoice or business relationship).

Section 5.6.           Employment Matters.

(a)            Prior to and on or after the Closing, Purchaser may, but shall not be required to, offer employment (which such offer may include non-competition covenants) to any of the Business Employees. Seller shall provide Purchaser with a current list of such employees at least ten (10) Business Days prior to the expected Closing Date. Such individuals who accept Purchaser's offer of employment and begin work for Purchaser at Closing are referred to as the "Hired Employees". Seller shall terminate the employment of the Hired Employees as of the Closing Date or at such later date as a Business Employee agrees with Purchaser to become a Hired Employee. From the Closing Date until the one (1) year anniversary of the Closing Date (or, if earlier, the date of a Hired Employee's separation from service), all Hired Employees shall receive base compensation, bonus and benefits that are substantially comparable, in the aggregate, to the base compensation, bonus and benefits provided to such Hired Employee by Seller; provided that it is understood that, absent a written agreement, all Hired Employees are “at will.” Notwithstanding the foregoing, nothing in this Agreement imposes any obligation on Purchaser or its Affiliates to employ or enter into any other like relationship with the Stockholder or any of Seller's Personnel or Affiliates.

(b)            Purchaser agrees to give each Hired Employee service credit for such Hired Employee's employment with Seller prior to the Closing Date for purposes of calculating eligibility to participate and vesting credit (but not for accrual of benefits, other prior time served or contribution amounts, including but not limited to, deductibles and co-pays) under each applicable Employee Plan of Purchaser or one of its Affiliates or as required by applicable statutory law, as if such service had been performed with Purchaser or one of its Affiliates. Nothing in this Section 5.6(b) is intended to prevent Purchaser from amending or terminating any of Purchaser's Employee Plans. Purchaser shall give credit to each Hired Employee for any accrued but unused sick time, vacation time, and paid time off (PTO) to the extent that Seller does not pay such employee the same at Closing and provided the accrued costs and expenses are accrued therefor as a current liability within the Net Working Capital.

(c)            Commencing within ten (10) Business Days prior to the Closing, Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser's good faith efforts to hire the Business Employees, including allowing Representatives of Purchaser and its Affiliates reasonable access during normal business hours, upon reasonable advance notice, to meet with and distribute to such Business Employee such forms and other documents relating to his or her proposed employment with Purchaser, provided such access does not unreasonably interfere with Seller's conduct of the Business.

(d)            Seller shall terminate its 401(k) Employee Plan (the "Seller 401(k) Plan") effective as of immediately prior to the Closing Date and shall take action to cause the Hired Employees' account balances, if any, under any such Seller 401(k) Plan to become fully vested as of the Closing Date.

(e)            Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular Employee Plan of Purchaser or Seller, (ii) obligate Purchaser or any of its Affiliates to maintain any particular Employee Plan or arrangement, (iii) prevent Purchaser or any of its Affiliates from amending or terminating any Employee Plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

(f)            After Closing, Seller will not provide continuing health benefit coverage as described in Sections 601 through 608 of ERISA and Code Section 4980B (hereinafter referred to as "COBRA Coverage") to all persons who are "M&A qualified beneficiaries" (as described in IRS Regulation Section 54.4980B-9, Question and Answer 4) with respect to the transactions contemplated by this Agreement (hereinafter referred to as "COBRA Beneficiaries"). Therefore, Purchaser shall offer COBRA Coverage to COBRA Beneficiaries timely and accurately identified by Seller or its Affiliate, at Purchaser’s sole cost and expense.

Section 5.7.           Contract Assignment and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the assignment or attempted assignment to Purchaser of any Assumed Contract is: (a) prohibited by any applicable law; or (b) would require any Consent of a Third Party to such Assumed Contract (a "Required Consent"), that Required Consent shall not have been obtained prior to the Closing Date (each, a "Non-Assignable Contract"), then the Closing shall not constitute the assignment of such Non-Assignable Contract, and this Agreement shall not constitute an assignment of such Non-Assignable Contract, unless and until such Required Consent is obtained. Following the Closing, (x) Seller, to the maximum extent permitted by Legal Requirement, will act as Purchaser's agent in order to obtain for Purchaser the benefits under each Non-Assignable Contract (including enforcement for the account of Purchaser of such rights against the other party thereto) and will reasonably cooperate, to the maximum extent permitted by Legal Requirement, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; and (y) Purchaser will, to the maximum extent permitted by Legal Requirement, perform, on Seller's behalf, the applicable Seller's obligations under the Non-Assignable Contract in accordance with the terms and conditions thereof. Once a Required Consent for the assignment of any Non-Assignable Contract is obtained, Seller shall promptly assign and transfer such Non-Assignable Contract to Purchaser at no additional cost to Purchaser. Purchaser shall not assume any Liabilities under a Non-Assignable Contract until it has been assigned to Purchaser; provided, however, that Purchaser shall be liable to Seller for performing its obligations under the arrangements described in this Section 5.7.

Section 5.8.           Restrictive Covenants.

(a)            To induce Purchaser to enter into this Agreement, each Restricted Party covenants and agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (in each case, the "Restricted Period"), such Restricted Party will not, and shall cause each of its Affiliates not to, directly or indirectly, own, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, engaged in any Competitive Enterprise (i) in the area within one hundred (100) miles of Seller's offices in Boulder, Colorado, (ii) in the State of Colorado, (iii) in any state with a common border with Colorado, (iv) in the United States of America, and (v) in any market or jurisdiction in which Seller's products or services were sold or provided (through the internet or otherwise and, in the case of the internet, in any market or jurisdiction where the purchaser or user of Seller's products or services was located) during the twelve (12) months ended on the Closing Date. "Competitive Enterprise" shall mean the conduct of any activity that was conducted by Seller as part of the Business during the twelve (12) month period ending on the Closing Date; provided however, nothing contained herein shall be construed to prevent Stockholder or his Affiliate from (i) investing in the stock of any competing Person listed on a national securities exchange or traded in the over the counter market so long as such party is not involved in the business of such Person and such party does not own more than one percent (1%) of the equity of such Person or entity; or (ii) having an ownership interest in and participating in the business activities of HTL. The parties agree that HTL's practice of clinical histopathology and contract research, driven by a team of scientists and MD pathologists, (including CLIA-certified, fully-automated anatomical pathology IHC core) who provide services in connection with (i) human clinical trials (including validation of such trials); (ii) qualitative and quantitative immunohistochemical, immunofluorescent, in situ hybridization, and microscopic applications; and (iii) delivery of pre- and post-intervention analysis of clinically-derived materials for diagnostics and characterization of anti-tumor efficacy endpoints, shall not be a violation of this Section 5.8(a).

(b)            During the Restricted Period, each Restricted Party will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage any Hired Employee or any other employee of Purchaser or Parent or any of their respective Affiliates to leave his or her employment with Purchaser or Parent, as applicable, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 5.8(b) shall prohibit generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Purchaser or Parent.

(c)            After the Closing, each Restricted Party shall cooperate with Purchaser and use his, her or its commercially reasonable best efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, as customarily done by Seller prior to Closing, and Seller shall satisfy all Excluded Liabilities in a manner that is not detrimental to any of such relationships. The Restricted Parties shall refer to Purchaser all inquiries from customers relating to the Business. Neither Seller nor any of its Personnel nor any other Restricted Party shall take any action that would interfere with the Business after the Closing. Without limiting the foregoing, during the Restricted Period each Restricted Party will not (i) directly or indirectly solicit or provide competitive services to any current client of Purchaser or Seller or any person or entity who has been a client of Seller at any time during the twelve (12) month period immediately before Closing, or (ii) directly or indirectly divert or influence or attempt to divert or influence any business of Purchaser to a competitor of Purchaser.

(d)            From and after the date hereof, the Restricted Parties shall, and shall cause each of their Representatives, (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or Parent, any Confidential Information used in the operations of or associated with the Business and (ii) to keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Restricted Parties or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (C) is or becomes available to the Restricted Parties or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Representative by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 5.8(d) shall prohibit the Restricted Parties from disclosing any information should such Restricted Parties or its Representative be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case it shall inform Purchaser in writing of such request or obligation as soon as possible after such Selling Party is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser. If any Restricted Party or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)            Notwithstanding anything herein to the contrary, in the case of breach or threatened breach of the covenants in this Section 5.8, (i) Purchaser may seek specific performance to cause any or all of the Restricted Parties to cease such breach or threatened breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Purchaser due to actions prohibited by the aforesaid covenants shall remain unaffected.

(f)             The parties hereto acknowledge that the covenants set forth in this Section 5.8 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Purchaser post-Closing, including the goodwill that Purchaser shall be purchasing from Seller pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 5.8 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(g)            It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.8 is held to cover a geographic area or to be for length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 5.8 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.8 that would be valid and enforceable under law.

Section 5.9.           Change of Name. After the Closing, the Selling Parties shall (i) within two (2) Business Days after the Closing Date, amend Seller's organizational documents and take all other actions necessary to change Seller's name to one sufficiently dissimilar to Seller's present name, in Purchaser's sole judgment, to avoid confusion; (ii) not use the prior name or any of the names listed in Schedule 5.9 or any derivatives thereof; and (iii) take all actions requested by Purchaser to enable Purchaser to use the names or any derivatives thereof used by Seller prior to the Closing. Notwithstanding the foregoing, Seller may continue to use its present name in connection with internal documentation such as tax returns, bank accounts and documents and Contracts that are not Assumed Contracts.

Section 5.10.         Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (a) entertain, solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or that could reasonably be expected to lead to an Acquisition Proposal, (b) furnish any nonpublic information regarding Seller or the Business to any Person in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (c) engage or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (d) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (e) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (f) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.

Section 5.11.         Updates. Each of Purchaser and Seller (the "Updating Party") will have the right (but will not be required) to notify the other party at any time prior to the Closing Date of any material development that that occurs after the Effective Date and before the Closing Date causing the Updating Party's inability to satisfy the conditions set forth in Section 7.1(b) and Section 7.2(b) hereof, as applicable (a "Development"). For the avoidance of doubt, any event, condition or circumstance that existed prior to the Effective shall not be Development pursuant to this Section 5.11. Such notice of a Development will contain an update of the Disclosure Schedules, either by amending existing sections or adding additional sections (an "Update"). The Updating Party must promptly provide to the other party any information or documentation reasonably requested by the other party in order to evaluate the Development, and, if the Update is provided less than ten (10) days before the Outside Financing Date, the Outside Financing Date will be extended until ten (10) days after the Update to afford the other party an opportunity to review such information. After receiving the Update, the other party will have ten (10) days to terminate this Agreement by providing written notice to the Updating Party, with such termination being the sole remedy relating to matters set forth in the Update, and if it does not terminate the Agreement within such period, the Update will amend the Disclosure Schedule, to qualify the representations and warranties of the Updating Party contained in this Agreement, and to cure any misrepresentation or breach of warranty that would have existed hereunder had the Update not been provided.

Section 5.12.         Information. Parent and Purchaser shall use commercially reasonably efforts to keep Seller reasonably informed with respect to the status of the Financing and shall make personnel available to answer any reasonable questions by Seller regarding the status of the Financing. Seller and Stockholder acknowledge that information regarding the status of the Financing will constitute material non-public information within the meaning of applicable federal and state securities laws. Seller and Stockholder further acknowledge that they are aware and that they will advise their Representatives, that federal and state securities laws prohibit any Person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

ARTICLE VI.
INDEMNIFICATION

Section 6.1.           Survival.

(a)            Except as set forth in Section 6.1(b), the representations and warranties in this Agreement will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the date that is eighteen (18) months following the Closing Date, and all Liability of the Indemnifying Party with respect to such representations and warranties will thereupon be extinguished.

(b)            The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.6(a), Section 3.12, Section 3.23, Section 4.1, and Section 4.3, (the "Fundamental Representations") will survive indefinitely. The representations and warranties set forth in Section 3.19 will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the date that is three (3) years following the Closing Date. The representations and warranties set forth in Section 3.9(b), Section 3.9(e) and Section 3.15 will survive the Closing until the expiration of the applicable statute of limitations under which a claim could be asserted, plus thirty (30) days.

(c)            Notwithstanding the foregoing, if, at any time prior to the expiration of the applicable survival period set forth in this Section 6.1, an Indemnified Party shall have duly delivered to the Indemnifying Parties, in conformity with the applicable procedures set forth in Section 6.4, a Claim Notice setting forth a claim for indemnification based upon a breach by Seller or any Seller Party, on the one hand, or Purchaser, on the other, of any of such representations or warranties, then with respect to the claim asserted in such Claim Notice, the applicable survival period shall be extended until such time as such claim is fully and finally resolved.

Section 6.2.           Indemnification by Selling Parties. Subject to the limitations set forth in this ARTICLE VI, from and after the Closing, the Selling Parties, jointly and severally (except with respect to Section 3.12(b), in which the Stockholder shall indemnify the Purchaser Indemnified Parties on a several, not joint and several, basis), shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Purchaser Indemnified Parties" and each individually a "Purchaser Indemnified Party") against any Damages that a Purchaser Indemnified Party incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of any of the representations and warranties of any Selling Party set forth in this Agreement or on any certificate or other instrument or document furnished by any Selling Party to Purchaser pursuant to this Agreement or any Transaction Document;

(b)            any breach or nonfulfillment by any Selling Party of its respective covenants or agreements set forth in this Agreement or any other Transaction Document;

(c)            any Excluded Liability;

(d)            any Excluded Asset;

(e)            any and all Taxes of Seller or the Stockholder (including Taxes due or payable for any Tax period ending on or prior to the Closing Date and any Taxes payable as a result of the transactions contemplated by this Agreement) and any Tax resulting from a breach or inaccuracy of a representation or warranty of Seller in this Agreement; and

(f)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.3.           Indemnification by Parent and Purchaser. Subject to the limitations set forth in this Article VI, from and after the Closing, Parent and Purchaser shall, jointly and severally, indemnify the Selling Parties, their Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Seller Indemnified Parties" and each individually a "Seller Indemnified Party") against any Damages that a Seller Indemnified Party incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of the representations and warranties of Purchaser and Parent set forth in this Agreement or on any certificate or other instrument or document furnished by any Selling Party to Purchaser and Parent pursuant to this Agreement or any Transaction Document;

(b)            any breach or nonfulfillment by Purchaser or Parent of the covenants or agreements of Purchaser or Parent set forth in this Agreement or any other Transaction Document;

(c)            any Assumed Liability; and

(d)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.4.           Limitations on Liability.

(a)            Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party under Section 6.2(a) or (f) (to the extent arising out of a claim under Section 6.2(a)) or Section 6.3(a) or (d) (to the extent arising out of a claim under Section 6.3(a)) with respect to any breach by any Indemnifying Party of any of the representations and warranties of any Indemnifying Party set forth in this Agreement, except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Party as a result of all such breaches actually exceeds One Hundred Sixty-Five Thousand Dollars ($165,000.00) (the "Threshold Amount"), after which time only the amount of such Damages that exceeds the Threshold Amount will be indemnifiable, subject to the limitations set forth in clause (c) below.

(b)            Other than with respect to the Fundamental Representations, the total amount of the payments that the Indemnifying Party can be required to make with respect to any breach by an Indemnifying Party of any of the representations and warranties of the Indemnifying Party set forth in this Agreement will be limited in the aggregate to a maximum of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) (the "Cap"), and the Indemnifying Parties' cumulative Liability for such breaches of representation and warranty will in no event exceed such amount. The total amount of the payments that the Indemnifying Party can be required to make with respect to any breach by any Indemnifying Party of any of the Fundamental Representations will be limited in the aggregate to a maximum amount equal to the Purchase Price.

(c)            In no event shall the Threshold Amount and Cap apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 6.2(b), Section 6.2(c), Section 6.2(d), Section 6.2(e), Section 6.2(f) (to the extent incurred in connection with a claim for indemnification under Section 6.2(b) through Section 6.2(e)), (ii) Section 6.3(b), Section 6.3(c), or Section 6.3(d) (to the extent incurred in connection with a claim for indemnification under Section 6.3(b) or Section 6.3(c)), and (iii) Damages any Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by fraud or intentional misrepresentation.

(d)            Each Indemnified Party shall use commercially reasonable efforts to mitigate all Damages for which such Indemnified Party is or may be entitled to indemnification hereunder; provided that, the failure to actually mitigate any Damages shall not impair the rights of an Indemnified Party to indemnification hereunder provided that the Indemnified Party did in fact use commercially reasonable efforts to mitigate all Damages. The amount of any Damages that are subject to indemnification under this Article  VI shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages.

(e)            To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

(f)             Except with respect to specific performance for the breach of any Restricted Party of the restrictive covenants contained in Section 5.8 and except in the case of intentional misrepresentation or fraud, the right to indemnification under this ARTICLE VI, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of the representations, warranties, covenants or obligations set forth in this Agreement. In furtherance of the foregoing, subject to the exceptions described in the immediately preceding sentence, each party hereby waives, to the fullest extent permitted under any Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and its Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this ARTICLE VI.

Section 6.5.           Indemnification Procedures. (a)

(a)            Third Party Claims. If a party entitled to be indemnified under this Article VI (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this ARTICLE VI (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"). The failure to promptly provide such a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense at its own cost and expense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.5(b) defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or other Affiliates or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.5(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)            Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or incurs significant additional costs as a result of the delay. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 6.6.           Payments; Escrow.

(a)            Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Purchaser Indemnified Party hereunder pursuant to which such Purchaser Indemnified Party is entitled to any payment from a Selling Party pursuant to Section 6.2 and (ii) the delivery by such Purchaser Indemnified Party of a written request for payment to such Selling Party, such payment shall be made by the applicable Selling Party. Any claims for indemnification made by a Purchaser Indemnified Party hereunder shall be satisfied first out of the amounts held in the Escrow Account. After the Escrow Amount has been exhausted in full, any amount in excess of the Escrow Amount owed to the Purchaser Indemnified Parties hereunder, which amount shall not exceed the Cap, shall be paid by Seller or the Stockholder.

(b)            Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment from Purchaser and (ii) the delivery by such Seller Indemnified Party of a written request for payment to Purchaser, such payment shall be made by the Purchaser.

(c)            The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 6.6.

Section 6.7.           Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 2.8 shall be treated by all other parties as an adjustment to the Purchase Price set forth in Section 2.3.

Section 6.8.           Effect of Knowledge. Each of the parties acknowledges and agrees that the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 6.9.           Materiality. For purposes of determining the amount or extent of any Damages resulting from a breach or alleged breach of any representation or warranty contained in this Agreement or any Transaction Document (but not for purposes of determining whether or not a breach has occurred), each representation and warranty in this Agreement or any Transaction Document shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification or qualification of similar import contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

Section 6.10.         Resolution of Disputes. Any disputes under this ARTICLE VI shall be resolved as provided in Section 2.8(e).

ARTICLE VII.
CONDITIONS TO CLOSING

Section 7.1.           Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller):

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(b)            The representations and warranties of Purchaser and Parent set forth in Section 4.1 and Section 4.3 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Purchaser and Parent contained in this Agreement or in any certificate or other writing delivered by Purchaser and Parent pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)            Purchaser and Parent shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Purchaser and Parent at or prior to Closing.

(d)            Stockholder and Purchaser shall have entered into the Consulting Agreement.

(e)            Seller shall have received the deliveries contemplated by Section 2.7(d).

Section 7.2.           Conditions to Purchaser's Obligations. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Purchaser):

(a)            No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby

(b)            (i) The Fundamental Representations shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date, and (ii) each of the other representations and warranties made by Seller contained in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects except that any such representation or warranty that includes any qualification as to "material", "materiality", or "Material Adverse Effect" (or any correlative terms) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)            Each of the Selling Parties shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such party at or prior to Closing.

(d)            Since December 31, 2020, there shall not have been, individually or in the aggregate, a Material Adverse Effect.

(e)            On or prior to the Closing Date, Purchaser shall have arranged the Financing and received the proceeds thereof on terms and conditions that are satisfactory to Purchaser.

(f)            Stockholder and Purchaser shall have entered into the Consulting Agreement.

(g)            Purchaser shall have received the deliveries contemplated by Section 2.7(b).

ARTICLE VIII.
TERMINATION

Section 8.1.           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)            at any time, by mutual written agreement of Purchaser and Seller;

(b)            by Purchaser, upon written notice at any time prior to the Closing, if (i) any of the Selling Parties are in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Purchaser (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.2 incapable of being satisfied; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if there has been a violation or breach of this Agreement by Purchaser that has prevented or would prevent satisfaction of any conditions set forth in Section 7.1;

(c)            by Seller, upon written notice at any time prior to the Closing, if (i) Purchaser is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 7.1 incapable of being satisfied; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if there has been a violation or breach of this Agreement by Seller or the Stockholder that has prevented or would prevent satisfaction of any conditions set forth in Section 7.2;

(d)            by Seller, upon written notice at any time after one hundred fifty (150) days following the later of (i) the date hereof, or (ii) the date that substantially all of the Required Information is made available to Parent in accordance with Section 5.2 hereof (such date as it may be extended as provided in clause (i) below, the "Outside Financing Date") if the Closing shall not have occurred on or prior to such date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if there has been a violation or breach of this Agreement by Seller or the Stockholder that has prevented or would prevent satisfaction of any conditions set forth in Section 7.2.

(i)            Purchaser shall have the right, but not the obligation, to extend the Outside Financing Date for an additional thirty (30) day period, by providing Seller with written notice thereof within three (3) Business Days following receipt of the termination notice from Seller pursuant to this Section 8.1(d), and paying Seller a fee in the amount of Fifty Thousand Dollars ($50,000.00) (the "Extension Fee"); provided, however, that Purchaser shall not be entitled to extend the Outside Financing Date if there has been a violation or breach of this Agreement by Purchaser that has prevented or would prevent satisfaction of any conditions set forth in Section 7.1.

(ii)            The Extension Fee shall be paid to Seller by wire transfer of immediately available funds within two (2) Business Days following notice from Purchaser of its intent to extend the Outside Financing Date. The Extension Fee, once paid, shall be non-refundable and shall be credited against the Closing Payment Amount at the Closing, as provided in Section 2.3(b)(i).

(e)            by Purchaser at any time after the Outside Financing Date, upon ten (10) calendar days' prior written notice, if the Closing shall not have occurred on or prior to such date; provided, however that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Purchaser if the action or inaction of Purchaser or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(f)            by Purchaser or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Legal Requirement, Order or other action shall have become final and non-appealable.

Section 8.2.           Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other party, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

Section 8.3.           Break-Up Fees.

(a)            In the event that Seller terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(d), Purchaser shall pay to Seller, as liquidated damages, a fee in the amount of Two Hundred Thousand Dollars ($200,000.00), which fee shall be in addition to the Extension Fee, if applicable. To the extent that Seller's actual, documented out-of-pocket expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Expense Reimbursement Threshold"), Purchaser shall reimburse Seller for all such actual, documented out-of-pocket expenses in excess of the Expense Reimbursement Threshold, together with any and all costs, fees and expenses incurred in collecting such fees including reasonable attorneys’ fees and expenses.

(b)            In the event that, prior to the Outside Financing Date, Purchaser has satisfied all of the Closing conditions set forth in Section 7.1 hereof (other than conditions which, by their nature, are to be satisfied as of the Closing) and Seller has refused to proceed to Closing (except due to Purchaser’s or Parent’s breach), Seller shall pay to Purchaser, as liquidated damages, a fee in the amount of Five Hundred Thousand Dollars ($500,000.00) provided that no such amount shall be obligated to be paid if (i) Seller also has the right to terminate this Agreement pursuant to the terms hereof; (ii) Purchaser terminates due to a Seller Update as contemplated by Section 5.11 hereof; or (iii) the termination is due to Purchaser not proceeding to Closing due to Seller suffering a Material Adverse Effect.

Section 8.4.           Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, then:

(a)            Purchaser on the one hand, and Seller on the other hand, shall promptly cause to be returned to Purchaser or Seller, as applicable, or cause the destruction of, all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained by either party in connection with Purchaser's investigation of Seller, including any copies made by or supplied to Parent, the Stockholder or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Purchaser and Seller's external legal counsel for evidentiary purposes in the case of any legal proceedings or threatened legal proceedings relating to this Agreement or any of the transactions contemplated hereby; and each of Purchaser and Seller need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Purchaser or Seller, as applicable, as long as Purchaser and Seller make no effort to retrieve such archived information.

(b)            No party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 8.5, no such termination shall relieve any party from Liability for any fraud or willful breach by that party, and (ii) Section 5.8(b), this Section 8.4, and Section 8.5 shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms.

Section 8.5.         Exclusive Remedy. From and after the date of this Agreement until the Closing, the sole and exclusive remedy of each party in the event of a breach (including any willful breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with Section 8.1 and pursuit of the post-termination remedies permitted under Section 8.3 and Section 8.4, or (ii) specific performance in accordance with Section 5.8(e) and Section 9.9. For the avoidance of doubt, while a party may seek specific performance in accordance with Section 5.8(e) and Section 9.9 in no circumstance shall such party be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages (provided that the party seeking a grant of specific performance may also seek reimbursement of its costs, fees and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing its rights hereunder).

ARTICLE IX.
MISCELLANEOUS

Section 9.1.           Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 9.2.           Venue and Jurisdiction.

(a)            If any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in a state or federal court located in the State of Illinois, which will be deemed to be a convenient forum. Parent, Purchaser and the Selling Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state court located in a state or federal court located in Cook County, Illinois.

(b)            To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 9.3.           Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received (a) by hand, on the day of delivery, (b) by registered mail, three business days after mailing, (c) by courier or express delivery service, the next business day after mailing and (d) by facsimile or electronic mail, on the Business Day it is sent (if sent before 5 pm ET) or the next Business Day if sent after that time. All notices shall be sent to addresses, facsimile telephone numbers, or electronic mail addresses as set forth beneath the name of such party below (or to such other addresses or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Purchaser:

Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Robert Leasure

Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

If to Seller or the Stockholder:

Jon Bishop

President/CEO

HistoTox Labs, Inc.

2108 55th St. Suite 120

Boulder, CO 80301

Direct: 303-848-2151

Email: jbishop@histotoxlabs.com

with a copy (which shall not constitute notice) to:

Gould & Ratner, LLP

222 N. LaSalle Street

Suite 300

Chicago, IL 60601

Attn: Fred Tannenbaum

Email: ftannenbaum@gouldratner.com

Section 9.4.           Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 9.5.           Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, that Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the cash payment to be made by Purchaser at the Closing; and provided, further, that (a) Purchaser shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Purchaser and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Purchased Assets or the Business as conducted by Purchaser or to a successor as part of Purchaser's reorganization, sale or merger to or with such successor provided that Purchaser remains obligated to pay the Purchase Price, and (b) Purchaser may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

Section 9.6.           Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

Section 9.7.           Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. As between Purchaser and Seller, Purchaser shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

Section 9.8.           Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 9.9.           Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of Indiana or the State of Colorado, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.10.         Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 9.11.         Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 9.12.         Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 9.13.         Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 9.14.         Interpretation of Agreement.

(a)            Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)            Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)            As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)            Unless the context otherwise requires, references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e)            The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 9.15.         Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Asset Purchase Agreement to be executed as of the date first set forth above.

SELLER:

HISTOTOX LABS, INC.

By:	/s/ Jon Bishop
Jon Bishop, CEO

STOCKHOLDER:

/s/ Jon Bishop
Jon Bishop

[Signature Page to Asset Purchase Agreement]

PURCHASER:

INOTIV – BOULDER HTL, LLC

By:	/s/ Beth A. Taylor
Print	Name:	Beth A. Taylor
Title:	Chief Financial Officer

PARENT:

INOTIV, INC.

By:	/s/ Beth A. Taylor
Print Name:		Beth A. Taylor
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]